                                     EXHIBIT
                                    ITEM 99.30

          Financial Statements of Centennial First Financial Services
                 For the years ended December 31, 2000 and 1999

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Centennial First Financial Services
Redlands, California


We have audited the accompanying consolidated statements of condition of Centennial First Financial Services and subsidiary, Redlands Centennial Bank, as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial First Financial Services and subsidiary as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.

/s/Hutchinson and Bloodgood  LLP
January 25, 2001

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 2000 AND 1999

                                                                                  2000            1999
                                                                              ------------    ------------
ASSETS
    Cash and due from banks ...............................................   $  8,339,000    $  5,230,000
    Federal funds sold ....................................................      7,370,000       2,150,000
                                                                              ------------    ------------
                Total cash and cash equivalents ...........................     15,709,000       7,380,000
    Interest-bearing deposits in financial institutions ...................      4,780,000       3,612,000
    Investment securities, available for sale .............................      9,429,000       7,793,000
    Federal Home Loan Bank stock, at cost .................................         52,000         210,000
    Loans, net ............................................................     58,774,000      52,382,000
    Accrued interest receivable ...........................................        485,000         378,000
    Premises and equipment, net ...........................................      2,309,000       1,690,000
    Other assets ..........................................................      2,573,000       2,562,000
                                                                              ------------    ------------

                Total assets ..............................................   $ 94,111,000    $ 76,007,000
                                                                              ============    ============

LIABILITIES
    Deposits:
       Noninterest-bearing ................................................   $ 23,896,000    $ 18,135,000
       Interest-bearing and NOW accounts ..................................     29,284,000      17,881,000
       Savings ............................................................      9,499,000      12,008,000
       Time deposits $100,000 or greater ..................................     13,304,000      10,235,000
       Other time deposits ................................................     10,398,000      10,881,000
                                                                              ------------    ------------
                Total deposits ............................................     86,381,000      69,140,000
    Accrued interest payable ..............................................        292,000         242,000
    Other liabilities .....................................................        568,000         297,000
                                                                              ------------    ------------

                Total liabilities .........................................     87,241,000      69,679,000
                                                                              ------------    ------------

Commitments and Contingencies .............................................           --              --

STOCKHOLDERS' EQUITY
    Common stock, $4 stated value; authorized 10,000,000 shares, issued and outstanding 692,269 and 677,028 shares at December 31, 2000
       and 1999, respectively .............................................      2,769,000       2,708,000
    Additional paid-in capital ............................................      2,959,000       2,660,000
    Retained earnings .....................................................      1,184,000       1,165,000
    Accumulated other comprehensive loss ..................................        (42,000)       (205,000)
                                                                              ------------    ------------

                Total stockholders' equity ................................      6,870,000       6,328,000
                                                                              ------------    ------------

                Total liabilities and stockholders' equity ................   $ 94,111,000    $ 76,007,000
                                                                              ============    ============


The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                         2000          1999           1998
                                                                      -----------   -----------    -----------
Interest income:
    Interest and fees on loans ....................................   $ 6,858,000   $ 5,100,000    $ 3,917,000
    Deposits in financial institutions ............................       219,000       238,000        252,000
    Federal funds sold ............................................       454,000       150,000        340,000
    Investments ...................................................       415,000       488,000        530,000
                                                                      -----------   -----------    -----------

                Total interest income .............................     7,946,000     5,976,000      5,039,000
                                                                      -----------   -----------    -----------

Interest expense:
    Demand and savings deposits ...................................       908,000       626,000        657,000
    Time deposits $100,000 or greater .............................       727,000       452,000        433,000
    Other time deposits ...........................................       650,000       508,000        604,000
    Interest on borrowed funds ....................................        46,000          --             --
                                                                      -----------   -----------    -----------

                Total interest expense ............................     2,331,000     1,586,000      1,694,000
                                                                      -----------   -----------    -----------

                Net interest income ...............................     5,615,000     4,390,000      3,345,000

Provision for loan losses .........................................       630,000       225,000         50,000
                                                                      -----------   -----------    -----------

                Net interest income after provision for loan losses     4,985,000     4,165,000      3,295,000
                                                                      -----------   -----------    -----------

Other income:
    Customer service fees .........................................       800,000       718,000        518,000
    Gain from sale of loans .......................................       277,000       220,000        286,000
    Gain (loss) from sale of investment securities ................        11,000        (2,000)       119,000
    Gain from sale of investment in Bancdata Solutions, Inc. ......       906,000          --             --
    Other income ..................................................        90,000        99,000         54,000
                                                                      -----------   -----------    -----------

                Total other income ................................     2,084,000     1,035,000        977,000
                                                                      -----------   -----------    -----------

Other expenses:
    Salaries and wages ............................................     2,196,000     1,698,000      1,308,000
    Employee benefits .............................................       696,000       468,000        283,000
    Net occupancy expense .........................................       429,000       354,000        315,000
    Other operating expense .......................................     2,369,000     1,632,000      1,546,000
                                                                      -----------   -----------    -----------

                Total other expenses ..............................     5,690,000     4,152,000      3,452,000
                                                                      -----------   -----------    -----------

                Income before provision for income taxes ..........     1,379,000     1,048,000        820,000

Provision for income taxes ........................................       472,000       319,000        193,000
                                                                      -----------   -----------    -----------

                Net income ........................................   $   907,000   $   729,000    $   627,000
                                                                      ===========   ===========    ===========

Basic earnings per share ..........................................   $      1.33   $      1.03    $       .92
                                                                      ===========   ===========    ===========

Diluted earnings per share ........................................   $      1.25   $       .96    $       .84
                                                                      ===========   ===========    ===========

The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                           CCUMULATED
                                                              ADDITIONAL     RETAINED         OTHER
                                                COMMON         PAID-IN       EARNINGS     COMPREHENSIVE
                                                 STOCK         CAPITAL       (DEFICIT)    INCOME (LOSS)      TOTAL
                                              -----------    -----------    -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997 ................   $ 2,595,000    $ 2,584,000    $  (124,000)   $    98,000    $ 5,153,000
                                                                                                          -----------

   Comprehensive income:
      Net income ..........................          --             --          627,000           --          627,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects ......          --             --             --          (84,000)       (84,000)
                                                                                                          -----------

           Total comprehensive income .....                                                                   543,000
                                                                                                          -----------

   Stock dividend .........................          --             --           (2,000)          --           (2,000)

   Exercise of stock options ..............        75,000         50,000           --             --          125,000
                                              -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 1998 ................     2,670,000      2,634,000        501,000         14,000      5,819,000
                                                                                                          -----------

   Comprehensive income:
      Net income ..........................          --             --          729,000           --          729,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects ......          --             --             --         (219,000)      (219,000)
                                                                                                          -----------

           Total comprehensive income .....                                                                   510,000
                                                                                                          -----------

   Exercise of stock options, including
      tax benefit .........................        55,000         37,000           --             --           92,000

   Purchase and retirement of
      common stock and stock options ......       (17,000)       (11,000)       (65,000)          --          (93,000)
                                              -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 1999 ................   $ 2,708,000    $ 2,660,000    $ 1,165,000    $  (205,000)   $ 6,328,000
                                              ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                        ACCUMULATED
                                                           ADDITIONAL        RETAINED      OTHER
                                              COMMON        PAID-IN         EARNINGS   COMPREHENSIVE
                                              STOCK         CAPITAL         (DEFICIT)  INCOME (LOSS)      TOTAL
                                           -----------    -----------    -----------    -----------    -----------
BALANCE, DECEMBER 31, 1999 .............   $ 2,708,000    $ 2,660,000    $ 1,165,000    $  (205,000)   $ 6,328,000

   Comprehensive income:
      Net income .......................          --             --          907,000           --          907,000
      Change in net unrealized gain on
         investment securities available
         for sale, after tax effects ...          --             --             --          163,000        163,000
                                                                                                       -----------
           Total comprehensive income ..                                                                 1,070,000
                                                                                                       -----------

   Cash and stock dividends ............       135,000        412,000       (618,000)          --          (71,000)

   Exercise of stock options, including
      tax benefit ......................       104,000         90,000           --             --          194,000

   Purchase and retirement of
      common stock .....................      (178,000)      (203,000)      (270,000)          --         (651,000)
                                           -----------    -----------    -----------    -----------    -----------

BALANCE, DECEMBER 31, 2000 .............   $ 2,769,000    $ 2,959,000    $ 1,184,000    $   (42,000)   $ 6,870,000
                                           ===========    ===========    ===========    ===========    ===========




The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                    2000            1999            1998
                                                                ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ..............................................   $    907,000    $    729,000    $    627,000
    Adjustments to reconcile net income
       to net cash provided by operating activities:
          Depreciation and amortization .....................        324,000         231,000         193,000
          Provision for loan losses .........................        630,000         225,000          50,000
          Loss on sale and disposal of equipment ............           --              --            19,000
          Loss on sale of other real estate owned ...........          7,000            --            15,000
          Loss (gain) from sale of investments ..............        (11,000)          2,000        (119,000)
          Gain from sale of loans ...........................       (277,000)       (220,000)       (286,000)
          Gain from sale of investment in Bancdata Solutions        (906,000)           --              --
          Amortization of deferred loan fees ................       (392,000)       (193,000)       (161,000)
          Deferred income tax benefit .......................        (98,000)        (30,000)       (113,000)
          Amortization of premiums on investment
             securities available for sale ..................         11,000          35,000          64,000
          Amortization of premiums on investment
             securities held to maturity ....................           --             7,000          13,000
          Increase in cash surrender value of life insurance         (64,000)        (63,000)        (44,000)
          Decrease (increase) in assets:
             Accrued interest receivable ....................       (107,000)        (50,000)        155,000
             Other assets ...................................         96,000          89,000        (308,000)
          Increase (decrease) in liabilities:
             Accrued interest payable .......................         50,000         (42,000)         13,000
             Other liabilities ..............................        271,000         130,000         131,000
                                                                ------------    ------------    ------------

                    Net cash provided by operating activities        441,000         850,000         249,000
                                                                ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease (increase) in interest-bearing
       deposits in financial institutions ...................     (1,168,000)        492,000         559,000
    Activity in available-for-sale securities:
       Sales ................................................           --           259,000       4,582,000
       Maturities, prepayments and calls ....................        632,000       1,195,000       2,256,000
       Purchases ............................................     (2,004,000)       (968,000)     (4,167,000)
    Activity in held-to-maturity securities:
       Maturities ...........................................           --           800,000            --
    Purchases of Federal Home Loan Bank stock ...............           --          (210,000)           --
    Proceeds from redemption of Federal Home Loan Bank stock         169,000            --              --
    Net increase in loans ...................................     (6,358,000)    (11,989,000)     (8,434,000)
    Proceeds from sales of other real estate owned ..........         13,000          21,000         214,000
    Proceeds from sale of investment in Bancdata Solutions ..      1,218,000            --              --
    Additions to bank premises and equipment ................       (943,000)       (202,000)       (291,000)
    Proceeds from sale of equipment .........................           --            10,000            --
    Purchases of life insurance, net of redemptions .........       (356,000)        (35,000)     (1,268,000)
                                                                ------------    ------------    ------------

                    Net cash used in investing activities ...     (8,797,000)    (10,627,000)     (6,549,000)
                                                                ------------    ------------    ------------

The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                                               2000            1999            1998
                                                                           ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand and savings deposits ........................   $ 14,655,000    $  3,987,000    $  8,194,000
    Net increase in time deposits ......................................      2,586,000       1,828,000       1,475,000
    Cash dividends .....................................................        (67,000)           --              --
    Cash dividends paid in lieu of fractional shares ...................         (4,000)           --            (2,000)
    Payments to acquire common stock and stock options .................       (651,000)        (55,000)           --
    Proceeds from exercise of stock options ............................        166,000          92,000         124,000
                                                                           ------------    ------------    ------------

                    Net cash provided by financing activities ..........     16,685,000       5,852,000       9,791,000
                                                                           ------------    ------------    ------------

                    Net increase (decrease) in cash and cash equivalents      8,329,000      (3,925,000)      3,491,000

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........................      7,380,000      11,305,000       7,814,000
                                                                           ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, END OF YEAR .................................   $ 15,709,000    $  7,380,000    $ 11,305,000
                                                                           ============    ============    ============



SUPPLEMENTARY INFORMATION

    Interest paid ......................................................   $  2,282,000    $  1,628,000    $  1,682,000
                                                                           ============    ============    ============

    Income taxes paid ..................................................   $    357,000    $    423,000    $    199,000
                                                                           ============    ============    ============







The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Centennial First Financial Services (the "Company") was organized in August 1999 to become the holding company for Redlands Centennial Bank (the "Bank"), pursuant to a Plan of Reorganization and Merger Agreement. As part of the reorganization, all of the outstanding shares of the Bank were exchanged for shares of the Company on December 23, 1999. The transaction was accounted for at historical cost in a manner similar to a pooling of interests.

              Redlands Centennial Bank is a California state chartered bank, which provides banking services to individuals and business customers in Redlands and surrounding communities, as well as Small Business Administration loans to customers in Los Angeles and Orange counties.

              During 1999, the Bank formed Redlands Centennial Financial Services (RCFS) as a wholly owned subsidiary. RCFS began operations during March 2000 and sells investment and insurance products to the Bank's customers.

                  BASIS OF PRESENTATION AND CONSOLIDATION

                  The consolidated financial statements include the accounts of Centennial First Financial Services and its wholly-owned subsidiary, Redlands Centennial Bank. The consolidated financial statements of Redlands Centennial Bank include the accounts of the Bank and its wholly owned subsidiary, Redlands Centennial Financial Services. All significant intercompany balances and transactions have been eliminated in consolidation.

                  USE OF ESTIMATES

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the valuation of foreclosed real estate and the valuation of deferred tax assets.

                  RECLASSIFICATION

                  Certain amounts have been reclassified in the 1999 and 1998 financial statements to conform with the 2000 financial statement presentation.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INTEREST-BEARING DEPOSITS IN FINANCIAL INSTITUTIONS

                  Interest-bearing deposits in financial institutions mature within ten years and are carried at fair market value which approximates cost.

                  LOANS

                  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

                  Interest on loans is accrued daily as earned, except when serious doubt concerning collectibility arises, at which time such loans are placed on a nonaccrual basis, and all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only to the extent of interest payments received.

                  Unearned income on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

                  Loan origination fees, to the extent they represent reimbursement for initial direct costs, are recognized as income at the time of loan closing. The excess of fees over costs, if any, are deferred and credited to income over the term of the loan using a method which approximates the interest method. Amortization of loan origination fees are included in revenues as an element of interest on loans. If a loan is paid in full, any deferred fees not yet amortized are recognized as income.

                  Loans which are deemed impaired by management are loans whereby it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Losses on impaired loans are measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Larger groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  ALLOWANCE FOR LOAN LOSSES

                  The determination of the allowance for loan losses is based on an analysis of the loan portfolio and evaluation of collateral. The allowance reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. The allowance is based on estimates, and ultimate losses may vary from the current estimates. Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans, taking into consideration such factors as changes in the nature and volume of the loan portfolio, adequacy of collateral, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

                  LOAN SERVICING

                  Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

                  PREMISES, EQUIPMENT AND DEPRECIATION

                  Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis, which range from three to thirty-nine years.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  FORECLOSED REAL ESTATE

                  Foreclosed real estate is held for sale and carried at the lower of cost or fair values less estimated costs to sell and an allowance for losses. Troubled loans are transferred to foreclosed real estate upon completion of formal foreclosure proceedings.

                  Costs relating to development and improvement of foreclosed real estate are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized.

                  Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value, less estimated costs to sell.

                  TRANSFERS OF FINANCIAL ASSETS

                  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                  INCOME TAXES

                  Deferred income taxes are recognized for estimated future tax effects attributable to temporary differences between income tax and financial reporting purposes and carry forwards. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INVESTMENT SECURITIES

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income.

                  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                  STOCK COMPENSATION PLANS

                  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee or a director must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. Under the Bank's stock option plan, compensation cost is recognized to the extent that the quoted market price of the stock on the date of grant exceeds the amount that the employee is required to pay. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 (see Note 7).

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  EARNINGS PER SHARE

                  Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

                  The weighted average number of shares used in the computation of basic earnings per share was 680,356 for 2000, 705,260 for 1999 and 684,838 for 1998. The weighted average number of shares used in the computation of diluted earnings per share was 727,194 for 2000, 758,765 for 1999 and 745,605 for 1998.

                  STATEMENT OF CASH FLOWS

                  For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

                  COMPREHENSIVE INCOME

                  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                  The components of other comprehensive income are as follows:


                                            2000         1999         1998
                                          ---------    ---------    ---------
Unrealized holding gains (losses) on
   available-for-sale securities ......   $ 282,000    $(367,000)   $ (21,000)
Reclassification adjustment for (gains)
   losses realized in income ..........     (11,000)       2,000     (119,000)
                                          ---------    ---------    ---------

Net unrealized gains (losses) .........     271,000     (365,000)    (140,000)
Tax effect ............................    (108,000)     146,000       56,000
                                          ---------    ---------    ---------

Net-of-tax amount .....................   $ 163,000    $(219,000)   $ (84,000)
                                          =========    =========    =========


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  RECENT ACCOUNTING PRONOUNCEMENTS

                  In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. The guidance in SFAS No. 140, while not changing most of the guidance originally issued in SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures related to transferred assets. The provisions of SFAS No. 140 are effective for transactions occurring after March 31, 2001. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management does not expect that the adoption of these Statements will have a material impact on the Company's consolidated financial statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.       INVESTMENT SECURITIES

              The following is a comparison of amortized cost and fair value of investment securities at December 31, 2000 and 1999:

                                                                                       2000
                                                        ------------------------------------------------------------------
                                                            AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                              COST              GAINS          LOSSES             VALUE
                                                        ---------------     -----------   -------------     --------------
               Available for sale:
                  Mortgage-backed securities.....       $     5,072,000     $        --   $      28,000     $    5,044,000
                  Obligations of States and
                     Local Governments...........             4,027,000              --          43,000          3,984,000
                  U.S. Treasury Obligations......               402,000              --           1,000            401,000
                                                        ---------------     -----------   -------------     --------------
                                                        $     9,501,000     $        --   $      72,000     $    9,429,000
                                                        ===============     ===========   =============     ==============

                                                                                       1999
                                                        ------------------------------------------------------------------
                                                            AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                              COST              GAINS          LOSSES             VALUE
                                                        ---------------     -----------   -------------     --------------
               Available for sale:
                  Mortgage-backed securities....        $     3,722,000     $        --   $      81,000     $    3,641,000
                  Obligations of States and
                     Local Governments..........              4,011,000              --         258,000          3,753,000
                  U.S. Treasury Obligations.....                405,000              --           6,000            399,000
                                                        ---------------     -----------   -------------     --------------
                                                        $     8,138,000     $        --   $     345,000     $    7,793,000
                                                        ===============     ===========   =============     ==============

              The amortized cost and fair value of investment securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or retire obligations with or without call or prepayment penalties.


                                                AMORTIZED      FAIR
                                                  COST        VALUE
                                               ----------   ----------
                  Due within one year.....     $  402,000   $  401,000
                  Due after one year......        901,000      895,000
                  Due after five years....      3,100,000    3,063,000
                  Due after ten years.....         26,000       26,000
                                               ----------   ----------
                                                4,429,000    4,385,000

                  Mortgage-backed
                      securities .........      5,072,000    5,044,000
                                               ----------   ----------
                                               $9,501,000   $9,429,000
                                               ==========   ==========

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.       INVESTMENT SECURITIES (CONTINUED)

              As of December 31, 2000 and 1999, U.S. Treasury Obligations with amortized cost of $2,790,000 and $405,000 and fair values of $2,777,000 and $399,000, respectively, were pledged as collateral as required or permitted by law.


NOTE 3.       LOANS

              The composition of the Bank's loan portfolio at December 31, 2000 and 1999 is as follows:

                                                                                     2000                   1999
                                                                              ----------------         --------------
                      Real estate loans
                         Construction and development...........              $     14,358,000             15,248,000
                         Mortgage loans.........................                    16,272,000             12,533,000
                      Commercial loans..........................                    21,583,000             18,686,000
                      Automobile loans..........................                     3,036,000              2,468,000
                      Indirect loans............................                     1,063,000              1,845,000
                      Equity loans..............................                     1,887,000                876,000
                      Consumer and other loans..................                     1,827,000              1,531,000
                                                                              ----------------         --------------
                              Total loans.......................                    60,026,000             53,187,000

                      Less unearned income......................                      (384,000)              (224,000)
                      Less allowance for loan losses............                      (868,000)              (581,000)
                                                                              ----------------       ----------------
                              Net loans.........................              $     58,774,000       $     52,382,000
                                                                              ================       ================

              Changes in the allowance for possible loan losses are summarized as follows:

                                                                            2000              1999             1998
                                                                        -------------    -------------     -------------
                  Balance as of January 1......................         $     581,000    $     433,000     $     490,000
                  Provision charged to expense.................               630,000          225,000            50,000
                  Loans charged off............................              (363,000)         (96,000)         (163,000)
                  Recoveries of loans previously charged-off...                20,000           19,000            56,000
                                                                        -------------    -------------     -------------
                  Balance as of December 31....................         $     868,000    $     581,000     $     433,000
                                                                        =============    =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       LOANS  (CONTINUED)

              Loans serviced for others are not included in the accompanying statements of condition. The unpaid principal balances of loans serviced for others were $17,735,000 and $13,235,000 at December 31, 2000 and 1999, respectively.

              The balance of capitalized loan servicing rights included in other assets was $131,000 and $109,000 at December 31, 2000 and 1999, respectively.

              At December 31, 2000 and 1999, the recorded investment in impaired loans totaled $36,000 and $61,000, respectively. No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans totaled $36,000 and $61,000 at December 31, 2000 and 1999, respectively. The interest income that would have been recorded in 2000 and 1999 had the nonaccrual loans performed in accordance with the original terms, would have been approximately $4,000 and $6,000, respectively.


NOTE 4.       PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION

              Premises, equipment and accumulated depreciation at December 31, 2000 and 1999 consist of the following:

                                                                                        2000                  1999
                                                                                    -------------         -------------
                      Land...................................                       $     132,000         $     132,000
                      Building...............................                           1,105,000             1,091,000
                      Equipment, furniture and fixtures......                           1,681,000             1,186,000
                      Construction in progress...............                             432,000                    --
                                                                                    -------------         -------------
                                                                                        3,350,000             2,409,000
                      Less accumulated depreciation..........                           1,041,000               719,000
                                                                                    -------------         -------------
                                                                                    $   2,309,000         $   1,690,000
                                                                                    =============         =============

              Total depreciation expense amounted to $324,000, $231,000 and $193,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4.       PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION  (CONTINUED)

              During 2000, the Bank began construction of leasehold improvements for a branch office to be located in Brea, California and leased office space for its construction loan division in Redlands, California. The Bank also leases space for a loan office and its computer department. Pursuant to the terms of the noncancelable operating lease agreements in effect at December 31, 2000, future minimum rent commitments under these leases are as follows:

                         2001..................................                     $     181,000
                         2002..................................                           169,000
                         2003..................................                           169,000
                         2004..................................                           169,000
                         2005 and beyond.......................                           209,000
                                                                                    -------------
                                                                                    $     897,000

              Total rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $42,000, $20,000 and $13,000, respectively.


NOTE 5.       DEPOSITS

              A summary of time deposits by maturity is as follows:

                                                               DECEMBER 31, 2000                  DECEMBER 31, 1999
                                                       ------------------------------     ------------------------------
                                                                            WEIGHTED                           WEIGHTED
                                                                             AVERAGE                            AVERAGE
                                                             AMOUNT           RATE              AMOUNT           RATE
                                                       ----------------     ---------      ----------------    ---------
               Within 1 year...................        $     21,310,000       5.73%       $     20,166,000        4.99%
               After 1 year through 3 years....               1,924,000       7.01                 886,000        6.06
               After 3 years through 5 years...                 401,000       7.02                      --          --
               After 5 years...................                  67,000       6.45                  64,000        6.45
                                                       ----------------                   ----------------
                                                       $     23,702,000       5.86%       $     21,116,000        5.04%
                                                       ================                   ================

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6.       RELATED PARTY TRANSACTIONS

              In the ordinary course of business, the Bank has granted loans to certain directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders. All loans were made under terms which are consistent with the Bank's normal lending policies.

              Aggregate related party loan transactions were as follows:

                                                                                      2000                1999
                                                                                 --------------     ---------------
                      Balance as of January 1.....................               $    1,674,000     $     1,767,000

                      Repayments, net of borrowings...............                     (929,000)            (93,000)
                                                                                 --------------     ---------------
                      Balance as of December 31...................               $      745,000     $     1,674,000
                                                                                 ==============     ===============


NOTE 7.           STOCK DIVIDEND AND STOCK OPTIONS

              During 2000 and 1999, the Board of Directors approved a 5% and a 25% stock dividend, respectively, which resulted in the issuance of 33,645 and 132,301 shares, respectively. The 1998 stock dividend was accounted for as a stock split.

              The Company has a combined incentive and nonqualified stock option plan which authorizes the issuance of stock options to full-time salaried employees and directors. The incentive portion of the Plan is only available to employees of the Company, while the nonqualified portion is also available to directors of the Company. The Plan expires in January 2001 and the Company intends to renew the Plan.

              The Company's Board of Directors is responsible for administrating the Plan. Option prices are determined by the Company's directors and must be equal to or greater than the prevailing market price of the Company's common stock at the time the option is granted. Options are vested at a rate of 20% a year for five years and expire ten years from the date the options are granted. The maximum number of shares reserved for issuance upon exercise of options under the Plan is 182,440 shares of the Company's capital stock. Options issued have an exercise price ranging from $5.34 to $14.86 per share.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.           STOCK DIVIDEND AND STOCK OPTIONS  (CONTINUED)

              The following is a summary of the Company's stock option activity for 2000 and 1999:

                                                                        2000                              1999
                                                             --------------------------       --------------------------
                                                                              WEIGHTED                         WEIGHTED
                                                                              AVERAGE                          AVERAGE
                                                                              EXERCISE                         EXERCISE
                                                              SHARES           PRICE            SHARES           PRICE
                                                             ----------      ----------       ----------      ----------
               Options granted and outstanding
                   at beginning of year..............           149,862      $  10.55            128,686      $   9.35
               Stock dividend........................             7,237            --                 --            --
               Options granted.......................                --            --             50,250         15.31
               Options canceled......................            (7,816)        13.08             (7,675)        15.31
               Options exercised.....................           (25,977)         6.35            (21,399)         6.78
                                                             ----------                       ----------

               Options granted and outstanding
                   at end of year....................           123,306        $10.65            149,862      $  10.55
                                                             ==========                       ==========

               Options exercisable at year-end.......            69,863         $8.88             87,967      $   8.58
               Weighted average fair value of
                  options granted during year........        $       --                       $     5.29

               Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                                              WEIGHTED
                                                               AVERAGE         WEIGHTED                        WEIGHTED
                                                              REMAINING         AVERAGE                         AVERAGE
                     RANGE OF                NUMBER          CONTRACTUAL       EXERCISE          NUMBER        EXERCISE
                  EXERCISE PRICES          OUTSTANDING          LIFE             PRICE         EXERCISABLE       PRICE
               ------------------------   ------------       -----------     ------------      -----------     ---------
               $5.34 to $6.41......           26,972           0.6 years     $    5.98             26,819      $    6.00
               $8.72 to $14.86.....           96,334           7.2 years     $   11.95             43,044      $   10.67
                                          ----------                                            ---------

               Options outstanding
                   at end of year..          123,306           5.8 years     $   10.65             69,863      $    8.88
                                          ==========                                            =========

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS  (CONTINUED)

              The Company applies APB 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the Plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------------
                                                                              2000             1999              1998
                                                                          ------------     ------------       ----------
                  Net income:
                     As reported........................                $     907,000    $     729,000     $     627,000
                     Pro forma..........................                      836,000          604,000           581,000

                  Basic earnings per share:
                     As reported........................                $        1.33    $        1.03     $         .92
                     Pro forma..........................                         1.23              .86               .85

                  Diluted earnings per share:
                     As reported........................                $        1.25    $         .96     $         .84
                     Pro forma..........................                         1.15              .80               .78

              The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted assumptions used for option grants in 1999 and 1998; no dividend yield; expected volatility of 16.21% for 1999 and 17.47% for 1998; risk-free interest rates of 6.4% for 1999 and 4.6% for 1998 and expected lives of ten years for both years. There were no options granted during 2000.


NOTE 8.       INCOME TAXES

              The components of the provision for income taxes at December 31, are as follows:

                                                                              2000             1999              1998
                                                                        -------------    -------------     -------------
                         Current tax provision:
                             Federal.....................               $     413,000    $     244,000     $     217,000
                             State.......................                     157,000          105,000            90,000
                                                                        -------------    -------------     -------------
                                                                              570,000          349,000           307,000
                                                                        -------------    -------------     -------------
                         Deferred tax provision:
                             Federal.....................                    (101,000)         (27,000)          (77,000)
                             State.......................                       3,000           (3,000)          (37,000)
                                                                        -------------    -------------     -------------
                                                                              (98,000)         (30,000)         (114,000)
                                                                        -------------    -------------     -------------
                                                                        $     472,000    $     319,000     $     193,000
                                                                        =============    =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.       INCOME TAXES  (CONTINUED)

              The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                               2000             1999             1998
                                                                               ----             ----             ----
                         Statutory tax rate............................        34.0%            34.0%            34.0%
                         Increase (decrease) resulting from:
                             State taxes, net of federal tax benefit...         7.2              7.2              7.2
                             Change in valuation allowance.............         3.8              (.9)            (3.0)
                             Municipal bond income.....................        (3.8)            (5.1)            (4.1)
                             Cash surrender value of life insurance....        (2.1)            (2.7)            (2.0)
                             Other, net................................        (4.9)            (2.1)            (8.6)
                                                                               ----             ----             ----
                         Effective tax rates...........................        34.2%            30.4%            23.5%
                                                                               ====             ====             ====

              The components of the net deferred tax asset at December 31, are as follows:

                                                                                   2000              1999
                                                                             -------------      ------------
                         Deferred tax assets:
                             Federal...................                      $     362,000      $    361,000
                             State.....................                             63,000            69,000
                                                                             -------------      ------------
                                                                                   425,000           430,000
                         Valuation allowance...........                                 --           (13,000)
                                                                             -------------      ------------
                                                                                   425,000           417,000
                                                                             -------------      ------------
                         Deferred tax liability:
                             Federal...................                            (18,000)          (31,000)
                             State.....................                             (4,000)           (5,000)
                                                                             -------------      ------------
                                                                                   (22,000)          (36,000)
                                                                             -------------      ------------
                         Net deferred tax asset........                      $     403,000      $    381,000
                                                                             =============      ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8.       INCOME TAXES  (CONTINUED)

              The tax effects of the temporary differences in income and expense items that give rise to deferred taxes at December 31, are as follows:

                                                                                   2000              1999
                                                                             -------------      ------------
                         Deferred tax assets:
                             Allowance for loan losses.................      $     279,000      $    172,000
                             Cash basis of reporting for tax purposes..                 --            11,000
                             Employee benefit plans....................             57,000            39,000
                             Deferred loan fees........................                 --            63,000
                             Net unrealized loss on investment
                                securities available for sale..........             29,000           141,000
                             Organizational costs......................              6,000             5,000
                             State income taxes........................             54,000                --
                                                                             -------------      ------------
                                                                                   425,000           431,000
                         Valuation allowance...........................                 --           (14,000)
                                                                             -------------      ------------
                                                                                   425,000           417,000
                                                                             -------------      ------------
                         Deferred tax liability:
                             Depreciation and amortization.............            (22,000)          (28,000)
                             State income taxes........................                 --            (8,000)
                                                                             -------------      ------------
                                                                                   (22,000)          (36,000)
                                                                             -------------      ------------
                         Net deferred tax asset........................      $     403,000      $    381,000
                                                                             =============      ============

              A summary of the change in the net deferred tax asset (liability) is as follows:

                                                                         YEAR ENDED DECEMBER 31
                                                            ------------------------------------------------
                                                                2000               1999              1998
                                                            ------------     -------------      ------------
                  Balance at beginning of year............  $    381,000     $     151,000      $    (18,000)
                  Deferred tax benefit....................        98,000            30,000           114,000
                  Deferred tax effects of net
                      unrealized gains or losses
                      on securities available for sale....       (76,000)          200,000            55,000
                                                            ------------     -------------      ------------
                  Balance at end of year..................  $    403,000     $     381,000      $    151,000
                                                            ============     =============      ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9.       COMMITMENTS AND CONTINGENCIES

                  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                  In the normal course of business, there are various commitments outstanding, such as commitments to extend credit, which are not reflected in the financial statements. At December 31, 2000 and 1999, such commitments included approximately $55,000 and $234,000, respectively, of standby letters of credit and approximately $26,0740,000 and $27,110,000, respectively, of undisbursed lines of credit and undisbursed loans in process. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                  OTHER CONTINGENCIES

                  Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's financial statements.

                  EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS

                  The Bank has entered into employment agreements with several of its key officers. The agreements provide for a specified minimum annual compensation and the continuation of benefits currently received. However, employment under the agreements may be terminated for cause, as defined, without incurring any continuing obligations. The agreements also provide for the establishment of a salary continuation plan to provide benefits to the Bank's president and chief credit officer at the age of retirement (Note 12).

                  All of the employment agreements contain special termination clauses which provide for certain lump sum severance payments within a specified period following a "change in control," as defined in the agreements.


NOTE 10.      EMPLOYEE BENEFIT PLANS

                  401(k) PLAN

                  The Bank has a 401(k) savings and retirement plan that includes substantially all employees. The employees attain vesting in the Bank's contribution over six years. Employees may contribute up to 15% of their compensation, subject to certain limits based on federal tax laws. Under the terms of the Plan, the Bank may make matching contributions at the discretion of the Board of Directors. Contributions to the Plan by the Bank amounted to $43,000, $37,000 and $36,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10.      EMPLOYEE BENEFIT PLANS  (CONTINUED)

                  EMPLOYEE STOCK OWNERSHIP PLAN

                  During February 2000, the Bank established an employee stock ownership plan (the Plan) covering substantially all employees of the Bank. An employee becomes eligible to participate in the Plan upon employment with the Bank and becomes fully vested after five years of service. Contributions to the Plan, whether in cash or securities, are made at the discretion of the Bank's Board of Directors in an amount not to exceed the maximum allowable as an income tax deduction. The Bank contributed $100,000 to the Plan for the year ended December 31, 2000.


NOTE 11.      CONCENTRATION OF CREDIT RISK

              The Bank services customers in Redlands and surrounding communities and has no concentration of deposits with any one particular customer or industry. At December 31, 2000 and 1999, the Bank had approximately $7,808,000 and $2,425,000, respectively, of Federal funds sold, interest-bearing deposits and noninterest-bearing deposits with its correspondent banks and one other financial institution. At December 31, 2000 and 1999, approximately 51% and 57%, respectively of the Bank's loan portfolio consists of real estate loans.


NOTE 12. SALARY CONTINUATION PLANS

              The Bank has established salary continuation plans which provide for payments to the Bank's president, chief credit officer and its directors at the age of retirement. Included in other liabilities at December 31, 2000 and 1999, respectively, is $140,000 and $95,000 of deferred compensation related to the salary continuation plans. The plans are funded through life insurance policies that generate a cash surrender value to fund the future benefits. Included in other assets at December 31, 2000 and 1999, respectively, is $1,831,000 and $1,410,000 of life insurance cash surrender value.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13. STOCKHOLDERS' EQUITY

                  MINIMUM REGULATORY REQUIREMENTS

                  The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

                  Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Company and the Bank met all capital adequacy requirements to which it is subject.

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13. STOCKHOLDERS' EQUITY  (CONTINUED)

      The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are as follows:

                                                                                                             MINIMUM
                                                                                                           TO BE WELL
                                                                    MINIMUM                            CAPITALIZED UNDER
                                                                    CAPITAL                            PROMPT CORRECTIVE
                                       ACTUAL                      REQUIREMENT                          ACTION PROVISIONS
                                ---------------------  -----------------------------------   ---------------------------------------
                                 AMOUNT       RATIO       AMOUNT                 RATIO            AMOUNT                RATIO
                                --------     -------      -------               -------          --------              -------
As of December 31, 2000:

  Total capital to risk-weighted assets:
    Consolidated.......        $7,742,000    11.49%  > or = to $5,390,000   > or = to 8.00%  > or = to $6,738,000   > or = to 10.00%
    Bank...............        $7,555,000    11.22%  > or = to $5,388,000   > or = to 8.00%  > or = to $6,735,000   > or = to 10.00%

  Tier 1 capital to risk-weighted assets:
    Consolidated.......        $6,900,000    10.24%  > or = to $2,695,000   > or = to 4.00%  > or = to $4,043,000   > or = to 6.00%
    Bank...............        $6,713,000     9.97%  > or = to $2,694,000   > or = to 4.00%  > or = to $4,041,000   > or = to 6.00%

  Tier 1 capital to average assets:
    Consolidated.......        $6,900,000     8.12%  > or = to $3,397,000   > or = to 4.00%  > or = to $4,246,000   > or = to 5.00%
    Bank...............        $6,713,000     7.91%  > or = to $3,397,000   > or = to 4.00%  > or = to $4,246,000   > or = to 5.00%

As of December 31, 1999:

  Total capital to risk-weighted assets:
    Consolidated.......        $7,103,000    11.22%  > or = to $5,062,000   > or = to 8.00%  > or = to $6,328,000   > or = to 10.00%
    Bank...............        $7,100,000    11.22%  > or = to $5,062,000   > or = to 8.00%  > or = to $6,328,000   > or = to 10.00%

  Tier 1 capital to risk-weighted assets:
    Consolidated.......        $6,522,000    10.31%  > or = to $2,531,000   > or = to 4.00%  > or = to $3,797,000   > or = to 6.00%
    Bank...............        $6,519,000    10.30%  > or = to $2,532,000   > or = to 4.00%  > or = to $3,797,000   > or = to 6.00%

  Tier 1 capital to average assets:
    Consolidated.......        $6,522,000     8.44%  > or = to $3,090,000   > or = to 4.00%  > or = to $3,862,000   > or = to 5.00%
    Bank...............        $6,519,000     8.44%  > or = to $3,090,000   > or = to 4.00%  > or = to $3,862,000   > or = to 5.00%

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14.      RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

         Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

         In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

              Parent company only information for 2000 and 1999 is presented for Centennial First Financial Services since its inception in August 1999:

                             STATEMENTS OF CONDITION
                            DECEMBER 31, 2000 AND 1999
                                                                                             2000              1999
                                                                                         -------------     -------------
              ASSETS

                 Cash...............................................................     $      81,000     $       3,000
                 Investment in common stock of Redlands Centennial Bank.............         6,683,000         6,325,000
                 Other assets.......................................................           106,000                --
                                                                                         -------------     -------------
                      Total assets..................................................     $   6,870,000     $   6,328,000
                                                                                         =============     =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

                 Liabilities........................................................     $          --     $          --

                 Stockholders' equity:
                 Common stock, $4.00 stated value; authorized 10,000,000 shares, issued and outstanding 692,969 and 677,028 shares at
                    December 31, 2000 and 1999, respectively........................         2,769,000         2,708,000
                 Additional paid-in-capital.........................................         2,959,000         2,660,000
                 Retained earnings..................................................         1,184,000         1,165,000
                 Accumulated other comprehensive loss...............................           (42,000)         (205,000)
                                                                                         -------------     -------------
                      Total stockholders' equity....................................         6,870,000         6,328,000
                                                                                         -------------     -------------
                      Total liabilities and stockholders' equity....................     $   6,870,000     $   6,328,000
                                                                                         =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY  (CONTINUED)

                             STATEMENTS OF EARNINGS
       YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 1999

                                                              2000          1999
                                                          -----------    -----------
Equity in undistributed net income of
    Redlands Centennial Bank..........................    $   983,000    $    737,000
Expenses..............................................       (127,000)         (8,000)
Tax benefit...........................................         51,000              --
                                                          -----------    ------------
        Net income....................................    $   907,000    $    729,000
                                                          ===========    ============

                            STATEMENTS OF CASH FLOWS
       YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 2000

                                                              2000          1999
                                                          -----------    -----------
OPERATING ACTIVITIES
   Net income .........................................   $   907,000    $   729,000
   Adjustment to reconcile net income to net cash
      used in operating activities:
        Equity in undistributed income of
           Redlands Centennial Bank ...................      (983,000)      (737,000)
        Increase in other assets ......................       (78,000)          --
                                                          -----------    -----------

              Net cash used in operating activities ...      (154,000)        (8,000)
                                                          -----------    -----------

FINANCING ACTIVITIES
   Cash dividends received from Redlands
      Centennial Bank .................................       787,000         11,000
   Proceeds from notes payable, related party .........          --           10,000
   Payments on notes payable, related party ...........          --          (10,000)
   Cash dividends paid ................................       (67,000)          --
   Cash dividends paid in lieu of fractional shares ...        (4,000)          --
   Payments to acquire common stock and stock options .      (650,000)          --
   Proceeds from exercise of stock options ............       166,000           --
                                                          -----------    -----------

              Net cash provided by financing activities       232,000         11,000
                                                          -----------    -----------

Net increase in cash and cash equivalents .............        78,000          3,000

Cash and cash equivalents, beginning of year ..........         3,000           --
                                                          -----------    -----------

Cash and cash equivalents, end of year ................   $    81,000    $     3,000
                                                          ===========    ===========

NONCASH INVESTING ACTIVITY

Exchange of common stock for investment
in Redlands Centennial Bank ...........................   $      --      $ 5,646,369
                                                          ===========    ===========

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16.      FEDERAL HOME LOAN BANK LINE OF CREDIT

                  During April 1999, the Bank became a member of the Federal Home Loan Bank of San Francisco (FHLB). The Bank has an available line of credit with the FHLB at an interest rate which is determined daily. Borrowings under the line are limited to eligible collateral. All borrowings from the FHLB are secured by a blanket lien on qualified collateral. There were no outstanding advances at December 31, 2000 and 1999.


NOTE 17.      SALE OF INVESTMENT IN BANCDATA SOLUTIONS, INC.

                 During April 2000, the Bank sold its investment in Bancdata Solutions, Inc., the Bank's data processing center. The gain from the sale amounted to $906,000. The Bank's investment in Bancdata Solutions, Inc. is recorded at cost and included in other assets at December 31, 1999.


NOTE 18.      PENDING ACQUISITION OF PALOMAR COMMUNITY BANK

                  On December 1, 2000, the Company signed a definitive agreement to purchase all of the outstanding common shares of Palomar Community Bank for $10,500,000. The agreement contains certain financial penalties if the Company is unable to complete the transaction and is subject to the approval of various regulatory agencies. The Company expects to complete this transaction during 2001. Included in other assets at December 31, 2000 is $27,000 in prepaid costs related to this transaction.